Exhibit 99.1

NYSE: MMP

Date:	Aug. 3, 2010

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces Record Quarterly Financial Results

Highest Quarterly Petroleum Pipeline Shipments Since 2007

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit of $124.7 million for second quarter 2010, an increase of $60.8 million, or 95%, compared to $63.9 million for second quarter 2009.

Net income grew to a quarterly record of $102.5 million for second quarter 2010 compared to $49.1 million for second quarter 2009, an increase of 109%, and net income per limited partner unit was a record 96 cents in second quarter 2010 versus 37 cents in the corresponding 2009 period. Excluding mark-to-market (MTM) commodity-related pricing adjustments, net income per unit for the current quarter was 86 cents, exceeding the 64-cent guidance provided by management in early May.

Distributable cash flow (DCF), which represents the amount of cash generated during the period that is available to pay distributions, increased to $100.7 million for second quarter 2010 compared to $83.2 million during second quarter 2009.

“Increased volumes and rates in both our petroleum products pipeline and petroleum products terminals segments, as well as timing of mark-to-market adjustments related to our commodity-related activities, combined to produce record financial results,” said Don Wellendorf, chief executive officer. “Our recent acquisition and expansion announcements along with continued solid performance by our base businesses provide an even more optimistic outlook for future distribution growth for our unitholders.”

An analysis by segment comparing second quarter 2010 to second quarter 2009 is provided below based on operating margin, a non-generally accepted accounting principles (non-GAAP) financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $134.4 million, an increase of $56.8 million and a quarterly record for this segment. Transportation and terminals revenues increased between periods primarily due to higher average transportation rates resulting from the mid-year 2009 tariff increase and 7% higher transportation volumes driven primarily by improved demand for diesel fuel. Total transportation volumes during second quarter 2010 represented Magellan’s highest quarterly level since fourth quarter 2007. Pipeline operating margin also benefited from higher leased storage volumes, and incremental fees for terminal throughput, ethanol blending and additive injection. Year-to-date volumes through June 2010 are 2% higher than in the same period in 2009. However, management continues to expect annual transportation volumes for 2010 to be approximately 4% higher than 2009 due to expansion projects coming online later in the year.

Operating expenses increased between periods due to additional costs to operate the Houston-to-El Paso segment of the partnership’s pipeline system (the former Longhorn pipeline), which was acquired in late July 2009, higher remediation expense and less product overages.

Product margin (defined as product sales revenues less product purchases) increased between periods primarily due to timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities. In second quarter 2010, the partnership recognized $22.3 million for unrealized gains on open NYMEX positions due to the declining petroleum products pricing environment in the current period compared to unrealized losses of $15.7 million in second quarter 2009. A $5.2 million lower-of-cost-or-market expense recognized in the current quarter associated with the pipeline inventory for the partnership’s Houston-to-El Paso pipeline segment partially offset the favorable NYMEX adjustments. When adjusting the partnership’s commodity-related activities to more closely follow the cash impact of settled transactions, the partnership’s actual cash product margin increased between periods due to higher fractionation and petroleum products blending profits.

Petroleum products terminals. Terminals operating margin was $35 million, an increase of $8.2 million and a quarterly record for this segment. The current period benefited from higher revenues at both the partnership’s marine and inland terminals primarily due to expansion projects, including additional marine storage and inland ethanol blending infrastructure, higher rates on existing marine storage and higher inland throughput volume. Operating expenses increased primarily due to increased maintenance projects and higher personnel costs in the 2010 period. Product margin increased due to the sale of additional product overages at higher prices in the current period.

Ammonia pipeline system. Ammonia operating margin was $0.5 million, a decrease of $1.5 million. Revenues were negatively impacted by downtime caused by maintenance work performed on the pipeline during second quarter 2010, with hydrostatic testing procedures expected to continue into fall 2010. Expenses were unchanged as higher maintenance costs were offset by the gain on the sale of a portion of the ammonia linefill owned by the partnership during the current quarter.

Other items. Depreciation and amortization increased due to recent capital spending, and net interest expense increased in the current quarter as a result of additional borrowings for expansion capital expenditures, including acquisitions.

Expansion capital expectations

Management continues to pursue expansion opportunities, including both the development of organic growth projects and acquisitions. Based on the progress of expansion projects already underway, the partnership has increased its expansion spending estimates to $565 million during 2010 (of which about $112 million was spent through June 30, 2010), with incremental spending of $100 million primarily in 2011 required to complete these projects. Spending for 2010 includes $289 million for the previously announced and pending acquisition of petroleum storage and pipeline assets from BP Pipelines (North America), Inc.

The partnership’s connection of its East Houston, Texas terminal to a third-party pipeline near Houston to transport petroleum products from the Port Arthur, Texas refinery region is now operational. The related 15-year transportation commitment from Motiva Enterprises LLC is expected to commence on Sept. 1. This project was completed ahead of schedule at a $20 million cost savings from the initial $120 million expectation. These savings have been reflected in the latest 2010 spending estimates.

Further, the partnership continues to analyze more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates.

Guidance for 2010

Management is raising its 2010 DCF guidance by $10 million to approximately $360 million and continues to target annual distribution growth of 4% for 2010. Net income per limited partner unit is now estimated to be approximately $2.73 for full year 2010, with third-quarter guidance of 48 cents. Guidance assumes no future NYMEX MTM adjustments and a Sept. 1 closing date for the partnership’s pending acquisition of petroleum storage and pipeline assets, which is awaiting regulatory approval.

Earnings call details

An analyst call with management regarding second-quarter earnings and outlook for the remainder of 2010 is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 206-4913 and provide code 2435185. Investors also may listen to the call via the partnership’s website at http://www.magellanlp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 9. To access the replay, dial (888) 203-1112 and provide code 2435185. The replay also will be available at http://www.magellanlp.com.

Business segment presentation

At the beginning of 2010, the partnership transferred its East Houston, Texas terminal to the petroleum products pipeline segment due to its increasing usage as a pipeline terminal. Financial results for this location are now reported in the petroleum products pipeline system business segment instead of the petroleum products terminals segment, with historical results adjusted accordingly.

Non-GAAP financial measures

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin and DCF, which are important performance measures used by management.

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.

Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership’s commodity-related activities.

DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.

Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.

The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.

Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum products pipelines owned and operated by third parties and connected to the partnership’s petroleum products terminals or petroleum products pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; (11) failure of customers to meet or continue contractual obligations to the partnership and (12) delay or cancellation of the closing of the partnership’s pending acquisition of petroleum storage and pipeline assets. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Transportation and terminals revenues	$166,703	$193,173	$321,723	$366,342
Product sales revenues	41,327	229,698	99,043	386,034
Affiliate management fee revenue	190	189	380	379

Total revenues	208,220	423,060	421,146	752,755
Costs and expenses:
Operating	60,848	70,287	121,315	132,396
Product purchases	40,990	183,639	93,620	316,523
Depreciation and amortization	23,163	25,715	46,315	52,057
General and administrative	20,248	20,178	41,384	43,420

Total costs and expenses	145,249	299,819	302,634	544,396
Equity earnings	939	1,480	1,458	2,669

Operating profit	63,910	124,721	119,970	211,028
Interest expense	15,809	22,521	31,361	44,295
Interest income	(206)	(7)	(427)	(11)
Interest capitalized	(942)	(803)	(1,878)	(1,651)
Debt placement fee amortization expense	224	329	444	657
Other income	(565)	—	(647)	—

Income before provision for income taxes	49,590	102,681	91,117	167,738
Provision for income taxes	452	229	809	752

Net income	$49,138	$102,452	$90,308	$166,986

Allocation of net income:
Non-controlling owners’ interest	$34,527	$(68)	$63,675	$(68)
Limited partners’ interest	14,611	102,520	26,633	167,054

Net income	$49,138	$102,452	$90,308	$166,986

Basic and diluted net income per limited partner unit	$0.37	$0.96	$0.67	$1.56

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	39,639	106,896	39,638	106,869

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.202	$1.304	$1.174	$1.265

Volume shipped (million barrels)	73.9	78.7	145.6	148.4

Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month)	23.6	23.8	23.1	23.8

Inland terminal throughput (million barrels)	27.9	30.3	53.9	56.4

Ammonia pipeline system:
Volume shipped (thousand tons)	171	111	295	278

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Petroleum products pipeline system:
Transportation and terminals revenues	$122,006	$141,461	$236,907	$264,376
Less: Operating expenses	43,557	49,450	86,557	92,270

Transportation and terminals margin	78,449	92,011	150,350	172,106

Product sales revenues	37,892	222,963	92,124	375,189
Less: Product purchases	39,914	182,267	91,502	313,043

Product margin	(2,022)	40,696	622	62,146
Add: Affiliate management fee revenue	190	189	380	379
Equity earnings	939	1,480	1,458	2,669

Operating margin	$77,556	$134,376	$152,810	$237,300

Petroleum products terminals:
Transportation and terminals revenues	$39,968	$48,446	$77,374	$94,105
Less: Operating expenses	15,024	18,262	30,361	34,635

Transportation and terminals margin	24,944	30,184	47,013	59,470

Product sales revenues	3,435	6,763	6,919	10,873
Less: Product purchases	1,570	1,917	3,106	4,523

Product margin	1,865	4,846	3,813	6,350

Operating margin	$26,809	$35,030	$50,826	$65,820

Ammonia pipeline system:
Transportation and terminals revenues	$5,248	$3,783	$8,477	$8,876
Less: Operating expenses	3,227	3,235	6,340	7,216

Operating margin	$2,021	$548	$2,137	$1,660

Segment operating margin	$106,386	$169,954	$205,773	$304,780
Add: Allocated corporate depreciation costs	935	660	1,896	1,725

Total operating margin	107,321	170,614	207,669	306,505
Less: Depreciation and amortization	23,163	25,715	46,315	52,057
General and administrative	20,248	20,178	41,384	43,420

Total operating profit	$63,910	$124,721	$119,970	$211,028

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT

EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS

(Unaudited, in thousands except per unit amounts)

	Three Months Ended June 30, 2010
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$102,452	$0.96
Add: Lower-of-cost-or-market inventory adjustments	5,183	0.05
Deduct: Unrealized NYMEX gains associated with future physical product sales	(15,901)	(0.15)

Excluding mark-to-market commodity-related pricing adjustments	$91,734	$0.86

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	106,896

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME

(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,		2010
	2009	2010	2009	2010	Guidance
Net income	$49.1	$102.5	$90.3	$167.0	$299
Add: Depreciation and amortization (1)	23.4	26.0	46.8	52.7	112
Equity-based incentive compensation (2)	2.0	1.9	1.7	3.5	7
Direct charges to general partner	0.7	—	1.5	—	—
Asset retirements and impairments	0.9	0.3	2.2	(1.3)	2
Commodity-related adjustments (3)	17.4	(20.1)	31.1	(19.5)	(12)

Less: Maintenance capital	9.9	9.0	20.3	15.0	45
Other	0.4	0.9	(0.6)	1.5	3

Distributable cash flow (4)	$83.2	$100.7	$153.9	$185.9	$360

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the six months ended June 30, 2009 and 2010 was $5.2 million and $6.9 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings taxes paid by the partnership in 2009 and 2010 of $3.5 million and $3.4 million, respectively, for equity-based incentive compensation units that vested on the previous year end.

(3)	Represents adjustments to the partnership’s commodity-related activities to more closely follow the cash impact of settled transactions.

Commodity-related adjustments include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
NYMEX contract gains/(losses) recognized in previous periods	$3.5	$(3.8)	$20.2	$(2.0)
NYMEX contract (gains)/losses recognized in the current period that are associated with future physical product sales	15.7	(22.3)	17.3	(18.4)
Lower-of-cost-or-market adjustments	(1.8)	5.2	(6.4)	5.1
Cost of goods sold adjustment related to transitional commodity activities for the Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing for the income statement	—	0.8	—	(4.2)

Total commodity-related adjustments	$17.4	$(20.1)	$31.1	$(19.5)

(4)	Distributable cash flow does not include fluctuations related to working capital.